Exhibit 99.1

             R.H. Donnelley Reports Third Quarter Results

    PURCHASE, N.Y.--(BUSINESS WIRE)--Oct. 28, 2003--R.H. Donnelley Corporation (NYSE: RHD)

    --  Systems Integration Completed Ahead of Schedule

    --  Full Year 2003 Cash Flow, Earnings and EBITDA Guidance
        Increased

    --  $97 Million Reduction in Net Debt in Quarter;

    --  Year End Debt Target Lowered Again

    R.H. Donnelley Corporation (NYSE: RHD), a leading publisher of yellow pages directories, today announced a net loss to common stockholders of $1.2 million or $0.04 per share for the third quarter of 2003. Excluding purchase accounting and other adjustments related to the Sprint Publishing & Advertising (SPA) acquisition and related financing described within the attached Schedules, R.H. Donnelley's adjusted third quarter 2003 net income before preferred dividends was $29.0 million or $0.71 per share. The Company also announced free cash flow in the quarter of $92.2 million, bringing year-to-date free cash flow to $218.2 million. Cash flow from operations in the quarter was $94.6 million, with year-to-date cash flow from operations of $226.1 million. See Schedule 9 for a reconciliation of these and other non-GAAP measures to the most comparable GAAP measures.
    "It has been only nine months since our acquisition of SPA and I am pleased to report that we are well ahead of schedule on cash flow generation, debt repayment and integration," said David C. Swanson, Chairman and Chief Executive Officer. "Particularly noteworthy, during the third quarter we completed the systems integration effort, which is a critical component of our integration plan and which represented the riskiest element of our overall integration process. This enables RHD to realize synergies ahead of schedule and to accelerate efforts to establish one operating philosophy supported by common processes and management reporting systems."

    Third Quarter - Reported GAAP Results

    Third quarter net revenue was $89.3 million compared to $21.4 million last year. Expenses including depreciation and amortization were $71.1 million compared to $16.2 million last year. Operating income before partnership income was $18.2 million compared to operating income of $5.2 million last year. Partnership income was $32.6 million for the quarter versus $40.8 million reported last year, which included $6.4 million of income from the CenDon partnership. Total operating income for the Company in the quarter was $50.8 million versus operating income of $46.0 million last year.

    Third Quarter Results - Including Adjustments and Non-GAAP
Measures

    Publication sales for RHD's Sprint-branded directories during the third quarter were $160.3 million, up 2.2% from adjusted pro forma publication sales of $156.8 million last year. Publication sales represent the total billable value of advertising in directories that published in the period. Results benefited from publications in two major markets, Las Vegas and southwest Florida.
    Adjusted revenue in the quarter was $142.5 million, essentially unchanged from third quarter adjusted pro forma revenue of $142.3 million in 2002. Adjusted expenses were $83.8 million compared to $83.3 million of adjusted pro forma expenses for the same period last year. Because of differences between legacy Sprint and RHD accounting policies, third quarter expenses are not strictly comparable. Expenses recognized this quarter continue to show improvement in bad debt and paper costs. Third quarter expenses also reflect a $5.0 million expense related to the corporate office relocation to Raleigh, offset by favorable adjustments to bad debt expense related to prior year directories of $6.5 million and to print and paper accruals of $2.3 million.
    Adjusted operating income before partnership income was $58.7 million compared to adjusted pro forma operating income before partnership income of $59.0 million last year. Partnership income from DonTech was $32.6 million, down 5.2% from $34.4 million reported last year. (DonTech operating results are described below.) As a result, total adjusted operating income for the Company was $91.3 million compared to pro forma operating income for last year's third quarter of $93.4 million. Adjusted EBITDA for the quarter was $107.9 million compared to adjusted pro forma EBITDA of $109.6 million last year. Interest expense for the quarter was $45.5 million compared to adjusted pro forma interest expense for last year's third quarter of $46.2 million, reflecting lower interest rates and a lower average debt balance.

    DonTech Operating Results

    Publication sales at DonTech were $64.2 million for the quarter, a decrease of 3.7% compared to $66.7 million last year.
    Calendar sales for DonTech, which represent the value of actual sales contracts signed in the period, were $110.2 million in the quarter, down 4.3% from $115.1 million last year. The Chicago area, in particular, continues to suffer from weak economic conditions, depressed new business start-ups and intense local media competition. Partnership income from DonTech for the third quarter 2003 was $32.6 million, down 5.2% from $34.4 million reported last year, driven by the decline in calendar sales. See Schedule 9 for a reconciliation of DonTech calendar and publication sales to partnership income.
    The Company does not report revenue from DonTech, rather only its share of DonTech's income and revenue participation income from SBC Communications (NYSE: SBC), which are both based on DonTech's calendar sales and reported collectively as partnership income. DonTech is a perpetual partnership between R.H. Donnelley and SBC Communications to sell yellow pages advertising in Illinois and northwest Indiana.

    Third Quarter Cash Flow

    The Company generated cash flow from operations of $94.6 million in the quarter. Free cash flow (cash flow from operations less capital expenditures and software investment) was $92.2 million or $2.26 per share for the third quarter. Cash flow used in investing activities was $2.4 million, comprised of capital expenditures and software investment.
    Net cash used in financing activities was $86.4 million in the quarter, comprised of $91.0 million of debt repayment less proceeds from stock option exercises of $4.6 million.
    On September 30, 2003, net debt was $2,109.5 million, a decrease of $96.8 million from net debt of $2,206.3 million at June 30, 2003. For the nine months, the Company has repaid $219.7 million of acquisition-related debt.

    Integration Update

    During the third quarter, the Company completed the conversion of SPA's publishing and information systems to RHD's Raleigh platform. More than 20 million records were successfully converted, significantly ahead of the original schedule. All of the 260 directories that comprise the Sprint markets are now sold, produced, billed and supported by a common system. "Completing this complex and challenging project represents a pivotal milestone in the overall integration project, and puts the riskiest component of the integration behind us," said Swanson. "While we are proud of this accomplishment, there is still much work to be done to complete the remaining phases of the integration. We are now focused on training employees on the use of the newly installed systems, rolling out common incentive-based pay plans to all sales-related employees and implementing best demonstrated business practices throughout the Company."

    Outlook

    Similar to other local media businesses, the Company has yet to see a decided return of momentum in local advertising placements in many of the Company's markets. The Company continues to expect full year 2003 publication sales growth of approximately 1.0% for the Sprint-branded directories, which should translate into flat reported revenue for the year. Full year DonTech calendar sales and partnership income are now expected to be down 2 to 3 percent, versus earlier guidance of flat to down slightly.
    Nevertheless, the Company is increasing guidance for 2003 adjusted EBITDA to approximately $407 million from $400 million, primarily due to continued improvements in bad debt expense and paper costs as well as realized synergies and lower costs attributable to integration activities. Expectations for full-year reported operating income are increased to approximately $87 million from $80 million, which includes depreciation and amortization expense of approximately $65 million. Guidance for adjusted operating income is increased to approximately $342 million from $335 million. The Company is also increasing guidance for 2003 full year free cash flow to $230 million from $195 million, reflecting the higher EBITDA, positive trends in working capital, lower cash interest expense, and lower capital expenditures. As stated last quarter, the Company does not expect to pay any cash taxes in 2003. The forecast for cash flow from operations for the full year is increased to approximately $247 million from $215 million. Consequently, the net debt balance at year-end 2003 is expected to be below $2.1 billion.
    The Company is adjusting its previously stated expectations for 2003 adjusted EPS to $2.50 from $2.25 and free cash flow per share to approximately $5.69 from approximately $4.80. On a reported basis, the Company expects the 2003 net loss to improve to $3.65 per share, from the previous estimate of $3.95.

    Comparative Financial Results

    As a result of the SPA acquisition, the related financing and associated accounting, 2003 and 2002 results reported in accordance with GAAP are not comparable, nor do they reflect the Company's underlying operational or financial performance. Accordingly, management is presenting several non-GAAP financial measures in addition to results reported in accordance with GAAP in order to better communicate underlying operational and financial performance and to facilitate comparison of 2003 performance with 2002 adjusted pro forma results. While the adjusted pro forma results presented reasonably represent results as if the two businesses had been combined for the full year 2002, because of differences between current and historical accounting policies, management does not believe these results are strictly comparable to 2003 on a quarterly basis.
    The primary 2003 adjustments were recognition of pre-acquisition deferred revenue and deferred expenses that are not reportable under GAAP due to purchase accounting requirements but that absent purchase accounting would have been recognized during the periods presented and exclusion of preferred dividends related to a beneficial conversion feature (BCF) in connection with preferred stock issued to finance the acquisition. The 2002 adjustments give pro forma effect to the SPA transaction as if it occurred on January 1, 2002, and also exclude non-cash preferred dividends associated with the BCF.
    See the Company's Current Report on Form 8-K filed with the SEC on May 2, 2003 for further details regarding the adjustments and non-GAAP financial measures and also the Company's Current Report on Form 8-K filed with the SEC on July 23, 2003 for disclosure of all quarterly 2002 as adjusted pro forma results and reconciliations to 2002 reported GAAP amounts. All non-GAAP financial measures are reconciled to the most comparable GAAP reported results within attached Schedule 9.

    Third Quarter Conference Call

    R.H. Donnelley's third quarter conference call will be held on October 29, 2003 at 10:00 a.m. EST and can be accessed by dialing 888-387-9606 (domestic) or 484-630-7198 (international). The passcode for the call is "RHD." The call will also be available through a Webcast, which can be accessed by visiting the website at www.rhd.com, clicking on "Investor Information" and following the instructions provided. Anyone unable to participate at the scheduled time may access a recording of the conference call until November 18, 2003 by dialing 800-937-3091 (domestic) or 402-220-9097 (international). There is no passcode for the replay.
    During this call, management will refer to many non-GAAP financial measures in discussing the Company's performance. You can find additional information about these measures and a reconciliation between these measures and the most comparable GAAP measures in the Schedules attached to this release and on the RHD website under "Investor Information", "SEC Filings" in the Form 8-Ks filed today and on May 2, 2003 and July 23, 2003.

    Investor and Analyst Meeting

    The Company will host a meeting for analysts and investors on Thursday, November 20, 2003, at the New York Stock Exchange. Attendance is by invitation only. If you would like to attend or seek more information, please call 914-933-3178 or e-mail invest@rhd.com. The meeting and management presentations will be from 9:00 a.m. until noon and will be webcast (with video) live at www.rhd.com.

    About R.H. Donnelley

    R.H. Donnelley is a leading publisher of yellow pages directories which publishes 260 directories under the Sprint Yellow Pages(R) brand in 18 states, with major markets including Las Vegas, Orlando and Lee County, Florida. The Company also serves as the exclusive sales agent for 129 SBC directories under the SBC Smart Yellow Pages(R) brand in Illinois and northwest Indiana through DonTech, its perpetual partnership with SBC. Including DonTech, R.H. Donnelley serves more than 250,000 local and national advertisers. For more information, please visit R.H. Donnelley at www.rhd.com.

    Safe Harbor Provision

    Certain statements contained in this press release regarding R.H. Donnelley's future operating results or performance or business plans or prospects and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "should," "planned," "estimated," "potential," "goal," "outlook," and similar expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements. Without limiting the generality of the foregoing, the statements under the caption "Outlook" are forward-looking statements. Regardless of any identifying phrases, these statements and all other forward-looking statements reflect only R.H. Donnelley's current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause R.H. Donnelley's actual operating results, performance or business plans or prospects to differ from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies are described in detail in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as well as the Company's other periodic filings with the Securities and Exchange Commission, and in summary and without limitation include the following: (1) our ability to meet our substantial debt service obligations; (2) restrictive covenants under the terms our debt and convertible preferred stock agreements; (3) declining usage of print yellow pages directories and changes in technology; (4) competition in the yellow pages industry and other competitive media; (5) difficulties in our efforts to integrate the Sprint Publication & Advertising operations into our own and our ability to achieve synergies in connection with the acquisition; (6) SBC's or DonTech's actions could adversely impact our results of operations and financial condition; (7) reliance on and extension of credit to small- and medium-sized businesses; (8) dependence on third party providers of printing, distribution and delivery services and the sale of advertising to national accounts; (9) general economic conditions and consumer sentiment in our markets; and (10) fluctuations in the price and availability of paper.



R.H. DONNELLEY CORPORATION                                  Schedule 1
INDEX OF SCHEDULES


Schedule 1:    Index of Schedules

Schedule 2: Unaudited Consolidated Statements of Income For the three and nine months ended September 30, 2003 and 2002

Schedule 3:    Unaudited As Adjusted and Adjusted Pro Forma
               Consolidated Statements of Income for the three months ended September 30, 2003 and 2002

Schedule 4:    Unaudited As Adjusted and Adjusted Pro Forma
               Consolidated Statements of Income for the nine months ended September 30, 2003 and 2002

Schedule 5: Unaudited Consolidated Balance Sheets at September 30, 2003 and December 31, 2002

Schedule 6: Unaudited Statement of Cash Flows for the three and nine months ended September 30, 2003

Schedule 7: Reconciliation of Reported to As Adjusted and Adjusted Pro Forma Unaudited Consolidated Statements of Income for the three months ended September 30, 2003 and 2002, respectively

Schedule 8: Reconciliation of Reported to As Adjusted and Adjusted Pro Forma Unaudited Consolidated Statements of Income for the nine months ended September 30, 2003 and 2002, respectively

Schedule 9:    Reconciliation of Non-GAAP Measures

Schedule 10:   Notes to Consolidated Statements of Income and Non-GAAP
               Measures


R.H. DONNELLEY CORPORATION                                  Schedule 2
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)


Amounts in millions, except
 earnings per share

                             Three months ended     Nine months ended
                                   Sept. 30,            Sept. 30,
                                2003      2002       2003      2002
                             Reported  Reported    Reported  Reported

Net revenue                  $  89.3    $ 21.4    $  140.4   $  60.1

Expenses                        54.5      14.6       143.5      50.2

Depreciation and amortization   16.6       1.6        49.1       4.7

Partnership income              32.6      40.8        91.6     108.8
                             -------    ------    --------   -------
Operating income                50.8      46.0        39.4     114.0

Interest expense, net           45.5       5.2       137.5      17.4

Other income                       -         -         1.5         -
                             -------    ------    --------   -------
Pre-tax income (loss)            5.3      40.8       (96.6)     96.6

Tax provision (benefit)          1.4      15.7       (40.4)     37.2
                             -------    ------    --------   -------
Net income (loss)                3.9      25.1       (56.2)     59.4

Preferred dividend               5.1         -        53.2         -
                             -------    ------    --------   -------
Net (loss) income available
 to common                   $  (1.2)   $ 25.1    $ (109.4)  $  59.4
                             =======    ======    ========   =======
(Loss) earnings per share
 (EPS):
   Basic                     $ (0.04)   $ 0.84    $  (3.58)  $  2.01
   Diluted                   $ (0.04)   $ 0.83    $  (3.58)  $  1.96

Shares used in computing
 EPS:
   Basic                        30.9      29.7        30.6      29.6
   Diluted                      32.0      30.3        31.4      30.3

See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.


R.H. DONNELLEY CORPORATION                                  Schedule 3
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)


Amounts in millions, except
 earnings per share

                                Three months ended Sept. 30,

                                              2002
                                    2003    Adjusted
                                     As        Pro        Variance
                                  Adjusted    Forma        $     %

Net revenue                       $ 142.5   $ 142.3   $   0.2    0.1%

Expenses                             67.2      67.1      (0.1)  (0.1%)

Depreciation and amortization        16.6      16.2      (0.4)  (2.5%)

Partnership income                   32.6      34.4      (1.8)  (5.2%)
                                  -------   -------   -------
Total operating income               91.3      93.4      (2.1)  (2.2%)

Interest expense, net                45.5      46.2       0.7    1.5%
                                  -------   -------   -------
Pre-tax income                       45.8      47.2      (1.4)  (3.0%)

Tax provision                        16.8      17.7       0.9    5.1%
                                  -------   -------   -------
Net income                           29.0      29.5      (0.5)  (1.7%)

Preferred dividend                    4.2       4.1      (0.1)  (2.4%)
                                  -------   -------   -------
Net income available to
 common                           $  24.8   $  25.4      (0.6)  (2.4%)
                                  =======   =======   =======
Earnings per share (EPS):
   Basic                          $  0.73   $  0.77   $ (0.04)  (5.2%)
   Diluted                        $  0.71   $  0.76   $ (0.05)  (6.6%)

Shares used in computing EPS:
   Basic                             39.7      38.5
   Diluted                           40.8      39.1


See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.
See Schedule 7 for a reconciliation of reported to as adjusted and adjusted pro forma results.


R.H. DONNELLEY CORPORATION                                  Schedule 4
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)


Amounts in millions, except
 earnings per share

                                 Nine months ended Sept. 30,

                                              2002
                                    2003    Adjusted
                                     As        Pro        Variance
                                  Adjusted    Forma        $     %

Net revenue                       $ 429.6   $ 429.4   $   0.2    0.0%

Expenses                            202.2     217.4      15.2    7.0%

Depreciation and amortization        49.1      48.6      (0.5)  (1.0%)

Partnership income                   91.6      93.0      (1.4)  (1.5%)
                                  -------   -------   -------
Total operating income              269.9     256.4      13.5    5.3%

Interest expense, net               135.1     138.5       3.4    2.5%
                                  -------   -------   -------
Pre-tax income                      134.8     117.9      16.9   14.3%

Tax provision                        51.1      44.1      (7.0) (15.9%)
                                  -------   -------   -------
Net income                           83.7      73.8       9.9   13.4%

Preferred dividend                   12.2      12.2         -    0.0%
                                  -------   -------   -------
Net income available to
 common                           $  71.5   $  61.6       9.9   16.1%
                                  =======   =======   =======
Earnings per share (EPS):
   Basic                          $  2.13   $  1.93   $  0.20   10.4%
   Diluted                        $  2.09   $  1.89   $  0.20   10.6%

Shares used in computing EPS:
   Basic                             39.3      38.3
   Diluted                           40.1      39.0

See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.
See Schedule 8 for a reconciliation of reported to as adjusted and adjusted pro forma results.


R.H. DONNELLEY CORPORATION                                  Schedule 5
CONSOLIDATED BALANCE SHEETS
---------------------------
(unaudited)

Amounts in millions
----------------------------------------------- ----------  ----------
                                                 Reported    Reported
                                                 September   December
                                                    30,         31,
                                                    2003       2002
----------------------------------------------- ----------  ----------

Assets
  Cash and cash equivalents                     $     5.8   $     7.8
  Restricted cash                                       -     1,928.7
  Accounts receivable, net                          220.8        27.2
  Deferred directory costs                           52.0           -
  Prepaid expenses and other                          7.8         5.0
                                                ----------  ----------
Total current assets                                286.4     1,968.7

  Partnership investment                            182.0       202.2
  Fixed assets and computer software, net            20.2        12.0
  Intangible assets, net                          1,877.6           -
  Other non-current assets                           87.6        40.5
  Goodwill                                           94.9           -
                                                ----------  ----------
Total Assets                                    $ 2,548.7   $ 2,223.4
                                                ==========  ==========


Liabilities, Redeemable Convertible Preferred
 Stock and Shareholders' Deficit
  Accounts payable and accrued liabilities      $    17.9   $     9.0
  Deferred revenue                                  217.4           -
  Accrued interest payable                           30.0        11.2
  Current portion of long-term debt                  57.5        13.8
                                                ----------  ----------
Total current liabilities                           322.8        34.0

  Long-term debt                                  2,057.8     2,075.5
  Deferred income taxes, net                         21.3        60.8
  Other non-current liabilities                      14.0        20.2
                                                ----------  ----------
Total liabilities                                 2,415.9     2,190.5

Redeemable convertible preferred stock              194.0        63.5

Shareholders' deficit                               (61.2)      (30.6)
                                                ----------  ----------
Total Liabilities, Redeemable Convertible
 Preferred Stock and Shareholders' Deficit      $ 2,548.7   $ 2,223.4
                                                ==========  ==========


R.H. DONNELLEY CORPORATION                                  Schedule 6
STATEMENT OF CASH FLOWS
-----------------------
For the three months and six months ended
June 30, 2003
(unaudited)

Amounts in millions
------------------------------ -------------------- ------------------
                                     Reported             Reported
                                Three months ended   Nine months ended
                                  Sept. 30, 2003       Sept. 30, 2003
                               -------------------- ------------------

Operating activities:
Net income (loss)              $               3.9  $           (56.2)

Depreciation and amortization                 16.6               49.1

Deferred income tax                            2.2              (39.5)

Cash (less than) in excess of
 partnership income                           (2.1)               4.0

Changes in working capital                    68.8              255.3

Other                                          5.2               13.4
                               -------------------- ------------------
Net cash provided by operating
 activities                                   94.6              226.1

Investment activities:
Additions to fixed assets and
 computer software                            (2.4)              (7.9)

Purchase of SPA                                  -           (2,259.6)

Release of funds held in
 escrow at year end, net of
 costs                                           -            1,894.3
                               -------------------- ------------------
Net cash used in investing
 activities                                   (2.4)            (373.2)

Financing activities:
Proceeds from issuance of
 long-term debt, net of costs                    -              461.3

Proceeds from issuance of
 convertible preferred stock,
 net of costs                                    -              125.7

Repayment of pre-acquisition
 debt                                            -             (243.0)

Net repayment of debt                        (91.0)            (219.7)

Proceeds from option exercises                 4.6               20.8
                               -------------------- ------------------
Net cash (used in) provided by
 financing activities                        (86.4)             145.1

Increase (decrease) in cash
 and cash equivalents                          5.8               (2.0)

Cash and cash equivalents,
 beginning of period                             -                7.8
                               -------------------- ------------------
Cash and cash equivalents, end
 of period                     $               5.8  $             5.8
                               ==================== ==================


R.H. DONNELLEY CORPORATION                                  Schedule 7
CONSOLIDATED STATEMENTS OF INCOME
Reconciliation of Reported to As Adjusted and Adjusted Pro Forma
 Amounts
(unaudited)

Amounts in millions, except earnings
 per share

                                    Three Months Ended Sept. 30, 2003

                                                                 As
                                   Reported  Adjustments      Adjusted
                                                                 (1)

Net revenue                        $   89.3  $   53.2   (5)  $  142.5

Expenses                               54.5      12.7   (5)      67.2

Depreciation and amortization          16.6         -            16.6

Partnership income                     32.6         -            32.6
                                   --------  --------        --------
Total operating income                 50.8      40.5            91.3

Interest expense, net                  45.5         -            45.5
                                   --------  --------        --------
Pre-tax income                          5.3      40.5            45.8

Tax provision                           1.4      15.4   (6)      16.8
                                   --------  --------        --------
Net income                              3.9      25.1            29.0

Preferred dividend                      5.1      (0.9) (14)       4.2
                                   --------  --------        --------
Net (loss) income available to
 common                            $   (1.2) $   26.0        $   24.8
                                   ========  ========        ========
(Loss) earnings per share (EPS):(3)
  Basic                            $  (0.04) $   0.77        $   0.73
  Diluted                          $  (0.04) $   0.75        $   0.71

Shares used in computing EPS:(4)
  Basic                                30.9       8.8            39.7
  Diluted                              32.0       8.8            40.8


                                    Three Months Ended Sept. 30, 2002

                                                             Adjusted
                                                             Pro Forma
                                   Reported  Adjustments        (2)

Net revenue                        $   21.4  $  120.9   (7)  $  142.3

Expenses                               14.6      52.5   (7)      67.1

Depreciation and amortization           1.6      14.6   (8)      16.2

Partnership income                     40.8      (6.4)  (9)      34.4
                                   --------  --------        --------
Total operating income                 46.0      47.4            93.4

Interest expense, net                   5.2      41.0  (10)      46.2
                                   --------  --------        --------
Pre-tax income                         40.8       6.4            47.2

Tax provision                          15.7       2.0   (6)      17.7
                                   --------  --------        --------
Net income                             25.1       4.4            29.5

Preferred dividend                        -       4.1  (11)       4.1
                                   --------  --------        --------
Net (loss) income available to
 common                            $   25.1  $    0.3        $   25.4
                                   ========  ========        ========
(Loss) earnings per share (EPS):(3)
  Basic                            $   0.84  $  (0.07)       $   0.77
  Diluted                          $   0.83  $  (0.07)       $   0.76

Shares used in computing EPS:(4)
  Basic                                29.7       8.8            38.5
  Diluted                              30.3       8.8            39.1

See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.


R.H. DONNELLEY CORPORATION                                  Schedule 8
CONSOLIDATED STATEMENTS OF INCOME
Reconciliation of Reported to As Adjusted and Adjusted Pro Forma
 Amounts
(unaudited)

Amounts in millions, except earnings
 per share

                                    Nine Months Ended Sept. 30, 2003

                                                                 As
                                   Reported  Adjustments      Adjusted
                                                                 (1)

Net revenue                        $  140.4  $  289.2   (5)  $  429.6

Expenses                              143.5      58.7   (5)     202.2

Depreciation and amortization          49.1         -            49.1

Partnership income                     91.6         -            91.6
                                   --------  --------        --------
Total operating (loss) income          39.4     230.5           269.9

Interest expense, net                 137.5      (2.4) (12)     135.1

Other income                            1.5      (1.5) (12)         -
                                   --------  --------        --------
Pre-tax (loss) income                 (96.6)    231.4           134.8

Tax (benefit) provision               (40.4)     91.5   (6)      51.1
                                   --------  --------        --------
Net (loss) income                     (56.2)    139.9            83.7

Preferred dividend                     53.2     (41.0) (14)      12.2
                                   --------  --------        --------
Net (loss) income available to
 common                            $ (109.4) $  180.9        $   71.5
                                   ========  ========        ========
(Loss) earnings per share (EPS):(3)
  Basic                            $  (3.58) $   5.71        $   2.13
  Diluted                          $  (3.58) $   5.67        $   2.09

Shares used in computing EPS:(4)
  Basic                                30.6       8.7            39.3
  Diluted                              31.4       8.7            40.1


                                    Nine Months Ended Sept. 30, 2002

                                                             Adjusted
                                                             Pro Forma
                                   Reported  Adjustments        (2)

Net revenue                        $   60.1  $  369.3   (7)  $  429.4

Expenses                               50.2     167.2   (7)     217.4

Depreciation and amortization           4.7      43.9   (8)      48.6

Partnership income                    108.8     (15.8)  (9)      93.0
                                   --------  --------        --------
Total operating (loss) income         114.0     142.4           256.4

Interest expense, net                  17.4     121.1  (10)     138.5

Other income                              -         -               -
                                   --------  --------        --------
Pre-tax (loss) income                  96.6      21.3           117.9

Tax (benefit) provision                37.2       6.9   (6)      44.1
                                   --------  --------        --------
Net (loss) income                      59.4      14.4            73.8

Preferred dividend                        -      12.2  (11)      12.2
                                   --------  --------        --------
Net (loss) income available to
 common                            $   59.4  $    2.2        $   61.6
                                   ========  ========        ========
(Loss) earnings per share (EPS):(3)
  Basic                            $   2.01  $  (0.08)       $   1.93
  Diluted                          $   1.96  $  (0.07)       $   1.89

Shares used in computing EPS:(4)
  Basic                                29.6       8.7            38.3
  Diluted                              30.3       8.7            39.0

See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.


R.H. DONNELLEY CORPORATION                                  Schedule 9
RECONCILIATION OF NON-GAAP MEASURES
-----------------------------------
(unaudited)


                                                    Three Months Ended
Amounts in millions                                      Sept. 30,
----------------------------------------------------------------------
                                                      2003      2002
----------------------------------------------------------------------
Reconciliation of publication sales for
 Sprint-branded directories to net revenue and adjusted/adjusted pro forma net revenue

Publication sales in the period                     $ 160.3   $ 156.8
Less publication sales not recognized as revenue in
 current period                                      (121.9)
Less publication sales for SPA directories not sold
 by RHD                                                        (106.4)
Plus revenue recognized from prior period
 publication sales                                     45.4
                                                              --------
Publication sales reported by RHD in 2002                        50.4
Less sales contracts executed in prior periods and
 reported as calendar sales in prior periods                    (49.7)
Plus sales sold during the period to be reported as
 publication sales in future periods                             56.0
                                                    --------  --------
Calendar sales reported by RHD in 2002                           56.7
Net directory advertising revenue                      83.8
Net commission revenue on 2002 calendar sales                    12.9
Pre-press publishing revenue                            4.6       8.0
Other revenue                                           0.9       0.5

                                                    --------  --------
Net revenue                                            89.3      21.4

Plus net revenue that would have been reported for
 publication sales made prior to acquisition absent
 purchase accounting                                   53.2
Plus pro forma adjustment to include SPA historical
 revenue                                                        135.6
Less pro forma adjustment to eliminate RHD reported
 GAAP revenue from services provided to SPA                     (14.7)

                                                    --------  --------
Adjusted/Adjusted Pro Forma Net Revenue             $ 142.5   $ 142.3
                                                    ========  ========
----------------------------------------------------------------------


R.H. DONNELLEY CORPORATION                                  Schedule 9
RECONCILIATION OF NON-GAAP MEASURES (con't)
(unaudited)

Amounts in millions                                 Three Months Ended
                                                         Sept. 30,
                                                      2003      2002

Reconciliation of publication sales for SBC directories for which DonTech sells advertising to partnership income

Publication sales in the period                     $  64.2   $  66.7
Less the value of contracts executed and reported as
 calendar sales in prior periods                      (62.6)    (63.6)
Plus the value of contracts executed during the
 period to be reported as publication sales in
 future periods                                       108.6     112.0
                                                    -------   -------
Calendar sales                                        110.2     115.1

Commission revenue from above calendar sales           27.8      29.1
Partnership net expenses                              (15.7)    (15.8)
                                                    -------   -------
Partnership profit                                  $  12.1   $  13.3

Company's 50% share of partnership profits          $   6.1   $   6.6
Revenue participation income from above calendar
 sales                                                 26.5      27.8
Total income from DonTech                              32.6      34.4
CenDon LLC joint venture income                           -       6.4
                                                    -------   -------
Partnership income                                  $  32.6   $  40.8


                                                    Three Months Ended
                                                         Sept. 30,
                                                      2003      2002
Reconciliation of net income to EBITDA and reconciliation of EBITDA to Adjusted/Adjusted Pro
 Forma EBITDA

Net income                                          $   3.9   $  25.1
Plus tax provision                                      1.4      15.7
Plus interest expense, net                             45.5       5.2
                                                    -------   -------
Operating income                                       50.8      46.0
Depreciation and amortization                          16.6       1.6
                                                    -------   -------
EBITDA (13)                                            67.4      47.6
Net revenue that would have been reported for
 directories published prior to the acquisition
 absent purchase accounting                            53.2
Expenses that would have been reported for
 directories published prior to the acquisition
 absent purchase accounting                           (12.7)
Revenue recognized by SPA less RHD commission
 revenue and pre-press published revenue from SPA
 that would have been eliminated as intercompany
 transactions                                                   120.9
Expenses recognized by SPA, net of expenses for
 sales agency and pre-press publishing services
 provided by RHD that would have been eliminated as
 intercompany transactions and adjustments for
 differences in current and historical accounting
 policies                                                       (52.5)
Less income recognized by RHD from CenDon LLC that
 as a result of the acquisition would have been
 eliminated as intercompany income                               (6.4)
                                                    -------   -------
Adjusted/Adjusted Pro Forma EBITDA (13)             $ 107.9   $ 109.6

See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.


R.H. DONNELLEY CORPORATION                                  Schedule 9
RECONCILIATION OF NON-GAAP MEASURES (con't)
-------------------------------------------
(unaudited)


Amounts in millions, except per share amount
----------------------------------------------------------------------
                                   Three Months         Nine Months
                                  Ended Sept. 30,     Ended Sept. 30,
                                       2003                 2003
----------------------------------------------------------------------
Reconciliation of cash flow
 from operations to Free Cash
 Flow

Cash flow from operations        $           94.6    $          226.1
Less fixed asset and computer
 software additions                          (2.4)               (7.9)
                                 -------------------------------------
Free cash flow                   $           92.2    $          218.2
                                 =====================================
----------------------------------------------------------------------

--------------------------------------------------
                                   Three Months
                                  Ended Sept. 30,
                                       2003
--------------------------------------------------
Calculation of Free Cash Flow
 per share

Free cash flow                   $           92.2
                                 =================

Diluted shares                               32.0
Additional diluted shares
 assuming the preferred stock
 was converted to common stock
 at the beginning of the
 period                                       8.8
                                 -----------------
Adjusted diluted shares                      40.8
                                 =================
Free cash flow per share         $           2.26
                                 =================
--------------------------------------------------
--------------------------------------------------
                                   Full Year 2003
                                      Outlook
--------------------------------------------------
Reconciliation of publication
 sales outlook for
 Sprint-branded directories to
 net revenue outlook and
 adjusted net revenue outlook

Publication sales outlook        $          549.5
Less publication sales for
 January 2003 directories that
 were not recognized as
 revenue due to purchase
 accounting                                (102.4)
Less publication sales that
 will not be recognized as
 revenue in 2003                           (213.1)
                                 -----------------
Net directory advertising
 revenue                                    234.0
Pre-press publishing revenue                 20.5
Other revenue                                 1.7
                                 -----------------
Net revenue                                 256.2
Plus net revenue that would
 have been reported for
 publication sales made prior
 to acquisition absent
 purchase accounting                        315.9
                                 -----------------
Adjusted net revenue             $          572.1
                                 =================


R.H. DONNELLEY CORPORATION                                  Schedule 9
RECONCILIATION OF NON-GAAP MEASURES (con't)
-------------------------------------------
(unaudited)


Amounts in millions, except per share amounts
----------------------------------------------------------------------
                                                                2003
----------------------------------------------------------------------
Reconciliation of net income outlook to EBITDA and adjusted
 EBITDA outlook

Net income                                                    $   (53)
Less tax benefit                                                  (38)
Less other income                                                  (2)
Plus interest expense, net                                        180
                                                              --------
Operating income                                                   87
Depreciation and amortization                                      65
                                                              --------
EBITDA                                                            152
Plus revenue not recognized as a result of purchase accounting    316
Less expenses not recognized as a result of purchase
 accounting                                                       (61)
                                                              --------
Adjusted EBITDA                                               $   407
Depreciation and amortization                                      65
                                                              --------
Adjusted operating income                                     $   342
                                                              ========

Reconciliation of full year EPS outlook to adjusted full year
 EPS outlook

Full year EPS                                                 $ (3.65)
Impact of not recognizing revenue affected by purchase
 accounting                                                      6.35
Impact of not recognizing expenses affected by purchase
 accounting                                                     (1.20)
Impact of different calculation for GAAP EPS and as adjusted
 EPS (3)                                                         1.00
                                                              --------
Adjusted full year EPS                                        $  2.50
                                                              ========

Reconciliations of cash flow from operations outlook to Free
 Cash Flow outlook

Cash flow from operations                                     $   247
Less fixed asset and computer software additions                  (17)
                                                              --------
Free cash flow                                                $   230
                                                              ========

Calculation of Free Cash Flow per share outlook

Free cash flow                                                $   230
                                                              ========

Diluted shares                                                   31.4
Additional diluted shares assuming the preferred stock was
 converted to common stock at the beginning of the period         9.0
                                                              --------
Adjusted diluted shares                                          40.4
                                                              ========
Free cash flow per share                                      $  5.69
                                                              ========
----------------------------------------------------------------------

See accompanying Notes to Consolidated Statements of Income and
 Non-GAAP Measures - Schedule 10.


R.H. DONNELLEY CORPORATION                                 Schedule 10
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF INCOME
----------------------------------------------------
 AND NON-GAAP MEASURES
 ---------------------

----------------------------------------------------------------------
(1) As adjusted results for 2003 assume that the revenue and direct costs from directories published prior to the acquisition were recognized during the period and adjusts for the difference in SPA's historical accounting policy with respect to expense recognition and RHD's current policy.

(2) Adjusted pro forma results for 2002 assume that the acquisition occurred on January 1, 2002 and exclude the non-cash preferred dividend associated with a beneficial conversion feature.

(3) On a reported basis, EPS are calculated under the "two-class" method. The two-class method is an earnings allocation formula that computes EPS for common stockholders and preferred stockholders on an as-converted basis assuming that the common stockholders and preferred stockholders have equal rights in the undistributed earnings of the Company on a per-share basis. On an as adjusted and adjusted pro forma basis, EPS are calculated as net income before preferred dividends divided by the weighted average shares outstanding for the period assuming the preferred stock was converted to common stock at the beginning of the period.

(4) Shares used in computing as adjusted and adjusted pro forma EPS include additional shares assuming the preferred stock was converted at the beginning of the period. The 2002 adjusted pro forma diluted shares also include the pro forma dilutive effect of warrants issued with the preferred stock.

(5) Represents the revenue and direct costs from directories published prior to the acquisition that would have been recognized during the period had it not been for purchase accounting adjustments required under GAAP and includes an adjustment for the difference in SPA's historical accounting policy with respect to expense recognition and RHD's current policy.

(6)  Represents the tax effect of adjustments.

(7) Represents amounts recognized by SPA during the period and the elimination of transactions between RHD and SPA that would have been eliminated had the acquisition occurred on January 1, 2002.

(8) Represents depreciation and amortization expense recognized by SPA during the period plus amortization expense for intangible assets acquired in the acquisition.

(9) Represents income from CenDon LLC recognized by RHD and included in reported GAAP amounts, which would have been eliminated as intercompany income had the acquisition occurred on January 1, 2002.

(10) Represents additional interest expense that would have been incurred assuming the financing obtained to acquire SPA was outstanding as of January 1, 2002.

(11) Represents the annual 8% stated preferred dividend that would have accrued on the $200 million of convertible preferred stock assuming the preferred stock was issued January 1, 2002.

(12) The adjustment to interest expense represents the write-off of deferred financing costs on pre-acquisition debt that was refinanced at the closing of the acquisition. The adjustment to other income represents the gain on hedging activity. These amounts are considered non-operational and are excluded from the as adjusted results.

(13) EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents adjusted earnings before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. In addition, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies

(14) Represents the amount of the reported preferred dividend related to a beneficial conversion feature.
----------------------------------------------------------------------



    CONTACT: R.H. Donnelley
             Steven M. Blondy/Jenny L. Apker, 914-933-3178